Exhibit 99.(h)(i)

DEALER MANAGER AGREEMENT

TRILOMA EIG GLOBAL ENERGY FUND

July    , 2015

Triloma Securities, LLC

201 N. New York Avenue Suite 250

Winter Park, FL 32789

Triloma EIG Global Energy Fund, a Delaware statutory trust (the “Fund”), has registered 39,001 common shares of beneficial interest (the “Offered Shares”) to be sold in a public offering at an initial offering price of $25.64 per Share, subject to adjustment as set forth in the Fund’s registration statement on Form N-2 as supplemented or amended from time to time (the “Offering Document”).  The Shares will be sold to the public on a best efforts basis through you, Triloma Securities, LLC, as an exclusive managing dealer (the “Dealer Manager”) and through the other broker-dealers and registered investment advisors participating in the offering that you may select (hereafter, the “Participating Dealers,” each a “Participating Dealer”).  Triloma Energy Advisors, LLC is the investment adviser of the Fund (the “Adviser”). EIG Credit Management Company, LLC is the investment sub-adviser of the Fund (the “Sub-Adviser”).

The Fund hereby agrees with you the Dealer Manager, as follows (the “Agreement”):

1.  Representations and Warranties of the Fund

The Fund hereby represents and warrants to, and covenants and agrees with, the Dealer Manager and each Participating Dealer with whom the Dealer Manager has entered into or will enter into a Participating Dealer Agreement (each, a “Participating Dealer Agreement”) in substantially the form attached hereto as Exhibit A to this Agreement that, as of the date hereof and at all times during the Offering Period, as that term is defined below:

1.1                               The Fund has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement (File No. 333-          ) for the registration of the Offered Shares in accordance in all material respects with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the SEC promulgated thereunder (the “Securities Act Regulations”). As used in this Agreement, the term “Registration Statement” means such registration statement, as may be supplemented or amended from time to time, including the Statement of Additional Information (the “SAI”) included therein; the term “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC; the term “Prospectus” means the prospectus in the form constituting a part of the Registration Statement, as well as in the form filed with the SEC pursuant to Rule 497 after the Registration Statement becomes effective, except that the term “Prospectus” shall also include any amendment or supplement thereto; and the term “Filing Date” means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC.

1.2                               The Registration Statement and the Prospectus, and any further amendments or supplements thereto, will, as of the applicable Effective Date, comply in all material respects with the Securities Act and the Securities Act Regulations; the Registration Statement does not, and any amendments thereto will not, in each case as of the applicable Effective Date, contain an untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

1.3                               The Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and to enter into this Agreement and to perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by the Fund.

1.4                               The Fund has qualified to do business and is in good standing in every jurisdiction in which the conduct of its business, as described in the Prospectus, requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the condition, financial or otherwise, results of operations or cash flows of the Fund.

1.5                               The Offered Shares conform in all material respects to the description of the Offered Shares contained in the Registration Statement.  As of the date hereof, all of the issued and outstanding Common Shares are fully paid and non-assessable.

1.6                               The Fund is not in violation of its declaration of trust or its bylaws and the execution and delivery of this Agreement, the issuance, sale and delivery of the Offered Shares, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Fund will not violate the terms of or constitute a default under its declaration of trust or bylaws or any indenture, mortgage, deed of trust, lease or other material agreement to which the Fund is a party.

1.7                               The Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.8                               The Fund’s current and contemplated business operations and investments are and will be in compliance in all material respects with the provisions of the 1940 Act and the applicable rules and regulations of the SEC promulgated thereunder.

1.9                               There are no actions, suits or proceedings pending or, to the knowledge of the Fund, threatened, against the Fund at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign.

1.10                        The issuance and sale of the Offered Shares have been duly authorized by the Fund, and, when issued and delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance and sale of the Offered Shares by the Fund are not subject to preemptive or other similar rights arising by operation of law, under the Fund’s declaration of trust or bylaws, under any agreement to which the Fund is a party or otherwise.

1.11                        The Fund will implement and maintain controls and other procedures that will be designed to ensure that information required to be disclosed by the Fund in the reports that it files or submits under the 1940 Act or other applicable securities laws is created, recorded, processed, summarized, reported and distributed as required.

1.12                        The Fund has reviewed the Registration Statement and represents and warrants that the Memorandum complies or will comply with the applicable rules and regulations of any and all governmental authority having jurisdiction over the Fund and the Offered Shares.

1.13                        The Fund has reviewed all of the due diligence materials used by the Fund in preparation for the release of the Offered Shares and represents and warrants that the Registration Statement did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.14                        The Fund intends to furnish to all appropriate regulatory agencies and use printed sales literature or other materials in connection with the Offering prepared by the Fund, the Adviser, the Sub-Adviser or the Dealer Manager. Such printed sales literature or other materials that have been approved for use by the Fund in writing and all appropriate regulatory agencies are referred to hereinafter as the “Authorized Sales Materials.”

1.15                        The Fund will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request. The Fund will similarly furnish to the Dealer Manager and Participating Dealers designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the Offering of: (a) the Prospectus in preliminary and final form and every form of supplement to the Prospectus; and (b) the Authorized Sales Materials.

2.  Fees and Expenses

2.1                               The Fund agrees to pay all costs and expenses incident to the Offering, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including expenses, fees and taxes incurred in connection with: (a) the preparation and filing of the Registration Statement (including, without limitation, the financial statements, exhibits, schedules and consents filed therewith) and the Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Dealer Manager and to Participating Dealers (including costs of mailing and shipment); (b) the preparation, issuance and delivery of certificates, if any, for the Offered Shares, including any stock or other transfer taxes or duties payable upon the sale of the Offered Shares; (c) all fees and expenses of the Fund’s legal counsel and independent registered public accounting firm; (d) the qualification of the Offered Shares for offering and sale under laws of the jurisdictions that the Fund shall designate as appropriate and the printing and furnishing of copies of any legal investment surveys to the Dealer Manager; (e) the filing for review by FINRA of all necessary documents and information relating to the Offering and the Offered Shares (including the reasonable legal fees, filing fees and other disbursements of counsel relating thereto); (f) the fees and expenses of any transfer agent or registrar for the Offered Shares and miscellaneous expenses referred to in the Registration Statement; (g) all costs and expenses incident to the travel and accommodation of the Adviser’s and Sub-Adviser’s employees in making road show presentations with respect to the Offering; and (h) the performance of the Fund’s other obligations hereunder.

2.2                               In addition, the Fund shall reimburse the Dealer Manager, after payment of the Dealer Manager Fee, for accountable due diligence expenses incurred by the Dealer Manager or any Participating Dealer. Subject to and in accordance with applicable FINRA Rules and regulations, such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by the Dealer Manager, the Adviser, Sub-Adviser or any

Participating Dealer and their personnel when conducting bona fide travel to verify information relating to the Fund. The Dealer Manager and any Participating Dealer shall provide to the Fund a detailed and itemized invoice for any such due diligence expenses.

3.  Representations and Warranties of the Dealer Manager

The Dealer Manager hereby represents and warrants to, and covenants and agrees with, the Fund, as follows:

3.1                               The Fund hereby appoints the Dealer Manager as its exclusive agent and distributor during the period commencing with the date hereof and throughout the Offering period to solicit and to cause Participating Dealers to solicit subscriptions for the Offered Shares at the subscription price to be paid in accordance with, and otherwise upon the other terms and conditions set forth in, the Prospectus and the subscription agreement for the Offering (the “Subscription Agreement” or a “Subscription”), and the Dealer Manager agrees to use its best efforts to procure subscribers for the Offered Shares during the Offering Period. The Offered Shares offered and sold through the Dealer Manager under this Agreement shall be offered and sold only by the Dealer Manager and, at the Dealer Manager’s sole option, by Participating Dealers the Dealer Manager may retain, each of which shall be a member of FINRA in good standing, pursuant to an executed Participating Dealer Agreement with such Participating Dealer. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Offered Shares on said terms and conditions.

3.2                               The Dealer Manager represents and warrants to the Fund that (i) it is a member of FINRA in good standing, (ii) it and its associated persons have all required licenses and registrations to act under this Agreement and (iii) it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Rules and SEC rules and regulations (“SEC Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the “USA PATRIOT Act”), including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act” and, together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Offered Shares. In addition, the Dealer Manager represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) regulations (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement.

3.3                               With respect to its participation and the participation by each Participating Dealer in the offer and sale of the Offered Shares (including, without limitation, any resales and transfers of Offered Shares), the Dealer Manager agrees, and, by virtue of entering into the Participating Dealer Agreement, each Participating Dealer shall have agreed, to comply and shall comply with any applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated under each, and FINRA Rules.

3.4                               The Dealer Manager agrees, and will cause each of the Participating Dealers to agree, to suspend or terminate the offering and sale of the Offered Shares upon request of the Fund at any time and to resume the offering and sale of the Offered Shares upon subsequent request of the Fund.

4. Dealer Manager Compensation

4.1 In consideration for the services rendered by the Dealer Manager, the Fund agrees that it will pay to the Dealer Manager:

(a)                                 The Fund will pay a Dealer Manager fee in the amount of two and one half percent (2.5%) of the selling price of each Share for which a sale is completed.  The Company will not pay a Dealer Manager fee for sales of Shares pursuant to its dividend reinvestment program.  The Dealer Manager may retain or re-allow a portion of the Dealer Manager fee, subject to federal and state securities laws, to the Participating Dealer who sold the Shares, as described more fully in the Participating Dealer Agreement.

(b)                                 All Dealer Manager fees payable to the Dealer Manager will be paid at least within thirty (30) business days after the investor subscribing for the Share is admitted as a shareholder of the Company, in an amount equal to the fee payable with respect to such Shares.  The Dealer Manager acknowledges that such fees will be paid to the Dealer Manager unless and until the gross proceeds of the Shares sold are disbursed to the Company in accordance with the terms of the Escrow Agreement.

(d)                                 Notwithstanding anything to the contrary contained herein, if the Company pays any fee to the Dealer Manager for sale by a Participating Dealer of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, then the Company shall decrease the next payment of the Dealer Manager fee or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an amount equal to the fee rate established in this Section, multiplied by the number of Shares as to which the subscription is rescinded.  If no payment of the Dealer Manager fee or other compensation is due to the Dealer Manager after such withdrawal occurs, then the Dealer Manager shall pay the amount specified in the preceding sentence to the Company within a reasonable period of time not to exceed thirty (30) days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions.

5.  Indemnification

5.1                               For the purposes of this Section, an entity’s “Indemnified Parties” shall include such entity’s officers, trustees, employees, members, partners, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

5.2                               The Fund will indemnify, defend (subject to Section 5.6) and hold harmless the Participating Dealers and the Dealer Manager, and their respective Indemnified Parties, from and against any losses, claims (including the reasonable cost of investigation), damages or liabilities, joint or several, to which such Participating Dealers or Dealer Manager, or their respective Indemnified Parties, may become subject, under the Securities Act, the Exchange Act or the 1940 Act, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty made herein by the Fund, any material breach of a covenant contained herein by the Fund, or any material failure by the Fund to perform its obligations hereunder or to comply with state or federal securities laws (which, for the avoidance of doubt, include the 1940 Act) applicable to the Offering; (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement, (ii) in any Authorized Sales Materials or (iii) in any blue sky notice or other document executed by the Fund or on its behalf specifically for the purpose of qualifying any or all of the Offered Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Fund under the securities laws thereof (any such notice, document or information being hereinafter called a “Blue Sky Notice”); and (c) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make the statements therein not misleading, and the Fund will reimburse each Participating Dealer or Dealer Manager, and/or their respective Indemnified Parties, for any legal or other expenses reasonably incurred by such Participating Dealer or Dealer Manager, and/or their respective Indemnified Parties, in connection with investigating or defending such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished either (x) to the Fund by the Dealer Manager or (y) to the Fund or Dealer Manager by or on behalf of any Participating Dealer expressly for use in the Registration Statement. This indemnity agreement will be in addition to any liability that the Fund may otherwise have.

Notwithstanding the foregoing, the indemnification and agreement to hold harmless provided in this Section 5.2 is further limited to the extent that no such indemnification by the Fund of a Participating Dealer or the Dealer Manager, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Offered Shares were offered or sold as to indemnification for violations of securities laws.

5.3                               The Dealer Manager will indemnify, defend and hold harmless the Fund and its Indemnified Parties and each person who has signed the Registration Statement, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act, the Exchange Act or the 1940 Act, or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty made herein by the Dealer Manager, any material breach of a covenant contained herein by the Dealer Manager, or any material failure by the Dealer Manager to perform its obligations hereunder; (b) any untrue statement or any alleged untrue statement of a material fact contained (i) in the Registration Statement, (ii) in any Authorized Sales Materials or (iii) any Blue Sky Notice; (c) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or as necessary to make the statements therein not misleading; provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by the Dealer Manager specifically for use in the Registration Statement; (d) any use of sales literature by the Dealer Manager not authorized or approved by the Fund or any use of “broker-dealer use only” materials with members of the public concerning the Offered Shares by the Dealer Manager; (e) any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares; (f) any material violation by the Dealer Manager of this Agreement; (g) any failure by the Dealer Manager to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, SEC Rules and the USA PATRIOT Act; and (h) any other failure by the Dealer Manager to comply with applicable FINRA Rules or SEC Rules. The Dealer Manager will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that the Dealer Manager may otherwise have.

5.4                               Each Participating Dealer severally will indemnify, defend and hold harmless the Fund, the Adviser, the Sub-Adviser, the Dealer Manager, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, damages or liabilities to which the Fund, the Adviser, the Sub-Adviser, the Dealer Manager or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty by the Participating Dealer, any material breach of a covenant by the Participating Dealer, or any material failure by the Participating Dealer to perform its obligations hereunder or under the Participating Dealer Agreement; (b) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement, (ii) in any Authorized Sales Materials or (iii) any Blue Sky Notice; (c) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make statements therein not misleading, provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund, the Adviser, the Sub-Adviser or the Dealer Manager by the Participating Dealer specifically for use in the Registration Statement; (d) any use of sales literature by the Participating Dealer not authorized or approved by the Fund or use of “broker-dealer use only” materials with members of the public concerning the Offered Shares by such Participating Dealer or its representatives or agents; (e) any untrue statement made by such Participating Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares; (f) any failure by the Participating Dealer to comply with the Participating Dealer Agreement; (g) any failure of the Participating Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA Rules, SEC Rules and the USA PATRIOT Act; and (h) any other failure by the Participating Dealer to comply with applicable FINRA Rules or SEC Rules or any other applicable federal or state laws. Each Participating Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that the Participating Dealer may otherwise have.

5.5                               Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, notify in writing the indemnifying party of the commencement thereof and the omission to so notify the indemnifying party will relieve such indemnifying party from any liability under this Section 5 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 5.6) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

5.6                               An indemnifying party under this Section 5 shall be obligated to reimburse an indemnified party for reasonable legal and other expenses as follows:

(a) In the case of the Fund indemnifying the Dealer Manager, the advancement of funds of the Fund to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund; (ii) the legal action is initiated by a third party who is not a shareholder of the Fund or the legal action is initiated by a shareholder of the Fund acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Dealer Manager undertakes to repay the advanced funds to the Fund, together with the applicable legal rate of interest thereon, if the Dealer Manager is found not to be entitled to indemnification.

(b) In any case of indemnification other than that described in Section 5.6(a) above, the indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on the law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

5.7                               The indemnity agreements contained in this Section 5 shall remain operative and in full force and effect regardless of: (a) any investigation made by or on behalf of any Participating Dealer, or any person controlling any Participating Dealer or by or on behalf of the Fund, the Adviser, the Sub-Adviser, the Dealer Manager or any officer, trustee or director thereof; (b) delivery of any Offered Shares and payment therefor; and (c) any termination of this Agreement or any Participating Dealer Agreement. A successor of any Participating Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 5.

5.8                               Notwithstanding any other provision of this Section 5, no party shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(i) of the 1940 Act.

6.  Survival

The respective agreements, representations and warranties of the Fund and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect until the Termination Date regardless of: (a) any investigation made by or on behalf of the Dealer Manager or any Participating Dealer or any person controlling the Dealer Manager or any Participating Dealer or by or on behalf of the Fund, the Adviser, the Sub-Adviser or any person controlling the Fund and (b) the delivery of payment for the Offered Shares. Following the termination of this Agreement, this Agreement will become void and there will be no liability of any party to any other party hereto, except for obligations under Sections 5, 6, 7, 9, 10, and 11, all of which will survive the termination of this Agreement.

7.  Applicable Law and Venue

This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by the laws of the State of Florida applicable to contracts formed and to be performed entirely within the State of Florida, without regard to the conflicts of laws principles and rules thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

8.  Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

9.  Entire Agreement.

This Agreement and the exhibits hereto constitute the entire agreement among the parties and supersede any prior understanding, whether written or oral, prior to the date hereof with respect to the matters described herein.

10.  Successors and Amendment; Parties in Interest

10.1                        This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Fund and their respective successors and permitted assigns and shall inure to the benefit of the Participating Dealers to the extent set forth in Sections 1 and 5 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein.

10.2                        This Agreement may be amended only by the written agreement of the Dealer Manager and the Fund.

10.3                        Neither the Fund nor the Dealer Manager may assign or transfer any of such party’s rights or obligations under this Agreement without the prior written consent of the Dealer Manager, on the one hand, or the Fund, on the other hand.

10.4                        The parties agree that the Adviser and Sub-Adviser are an intended beneficiary/third-party beneficiary of this Agreement and that each shall have the right to enforce any rights conferred upon it hereunder.

11.  Term and Termination

11.1                        This Agreement may be terminated by the Dealer Manager or the Fund in the event that (a) the Fund or the Dealer Manager shall have materially failed to comply with any of the material provisions of this Agreement or (b) the Fund or the Dealer Manager materially breaches any of its representations and warranties contained in this Agreement and, in the case of the Fund, such breach or breaches, individually or in the aggregate, would have a material adverse effect; provided, however, that no party may terminate this Agreement under this sentence unless such failure(s) or breach(es) under clause (a) or (b) above is or are not cured within thirty (30) days after such party has delivered notice of intent to terminate under this Section. In any case, this Agreement shall expire at the close of business on the Termination Date.

11.2                        Upon the expiration or termination of this Agreement, the Dealer Manager shall (i) promptly deposit all funds, if any, in its possession which were received from investors for the sale of Offered Shares into the appropriate account designated by the Fund, (ii) promptly deliver to the Fund all records and documents in its possession which relate to the Offering and are not designated as dealer copies, (iii) provide a list of all purchasers and broker-dealers with whom the Dealer Manager has initiated oral or written discussions regarding the Offering and (iv) to the extent not disclosed by the Fund in a public filing with the SEC, notify Participating Dealers of such termination. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Dealer Manager shall use its best efforts to cooperate with the Fund to accomplish an orderly transfer of management of the Offering to a party designated by the Fund.

11.3                        Upon expiration or termination of this Agreement, the Fund shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under this Agreement.

12.  Confirmation

The Fund hereby agrees and assumes, or will arrange for a party designated by it, to assume the duty to confirm, on its behalf and on behalf of Participating Dealers, all subscriptions for Offered Shares accepted by the Fund. Such confirmations will comply with the rules of the SEC and FINRA and will comply with applicable laws of such other jurisdictions to the extent the Fund is advised of such laws in writing by the Dealer Manager.

13.  Share Pricing and Order Processing; Participating Dealer Instructions

13.1                        Each person desiring to purchase Offered Shares will be required to complete and execute a Subscription Agreement and to deliver to a Participating Dealer or the Dealer Manager, as the case may be such completed Subscription Agreement, together with a check, draft, wire or money order for the purchase price of the Offered Shares (a “Subscription Payment”).  Investors

should make their checks payable to “Triloma EIG Global Energy Fund” or to “TEGEF — Perpetual.” Subscriptions will be effective only upon the Fund’s acceptance and the Fund reserves the right to reject any subscription in whole or in part.  Pending acceptance of an investor’s Subscription, proceeds will be deposited into a non-interest bearing escrow account for their benefit.  The minimum initial investment is $5,000.

13.2                        The Fund is publicly offering Shares through the Dealer Manager and its Participating Dealers, on a continuous basis the Shares at an initial price of $25.64 per share.  After the Fund’s first admission of investors, Shares will be offered on a continuous basis at a determined public offering price. To the extent permitted or required under SEC rules and regulations, the Fund will sell Shares at a price necessary to ensure that Shares are not sold at a price per share, after deducting sales load, that is below the Fund’s net asset value per share.  In addition, if during the Offering the net asset value per Share were to decline below 97.5% of the public offering price, net of sales load, for ten continuous business days, then, unless and until the Fund board of trustees determines otherwise, the Fund will voluntarily suspend selling Shares in this Offering until the net asset value per share is greater than 97.5% of the public offering price, net of sales load. Additionally, the Fund board of trustees may change the offering price at any time to ensure that the public offering price, net of sales load, is equal to or greater than the net asset value per share when Shares are sold.

13.3                        The Fund will accept initial and additional purchases of Shares on a rolling weekly basis (each such closing and admission a “Weekly Closing”).  The Fund does not issue Shares purchased (and an investor does not become a shareholder with respect to such Shares) until the applicable Weekly Closing. Consequently, purchase proceeds do not represent capital of the Fund, and do not become assets of the Fund, until such date. Shares issued pursuant to the dividend reinvestment plan will typically be issued each month on the same date that the Fund holds its first Weekly Closing. In addition, in months in which the Fund repurchases Shares, the Fund will conduct repurchases on the same date that it holds its first Weekly Closing for the sale of Shares in this offering.

13.4                        Any amounts received in advance of a Weekly Closing will be placed in an account with the Fund’s escrow agent, UMB Bank, N.A. (the “Escrow Agent”), prior to their investment in the Fund in accordance with Rule 15c2-4 under the Exchange Act. Unless otherwise required by applicable law, any amounts received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective investor without interest.

13.5                        If an investment is made through an IRA, Keogh plan or 401(k) plan, an approved trustee must process and forward the subscription to the Fund. In such case, the Fund will send the confirmation and notice of its acceptance to the trustee.

13.6                        If a Participating Dealer conducts its internal supervisory review at the same location at which Subscription Agreements and Subscription Payments are received from subscribers, then, by noon of the next business day following receipt the Participating Dealer will transmit the Subscription Agreements and Subscription Payments for deposit to the Escrow Agent.

13.7                        If a Participating Dealer conducts its internal supervisory review at a different location (the “Final Review Office”), Subscription Agreements and Subscription Payments will be transmitted by the Participating Dealer to the Final Review Office by noon of the next business day following receipt by the Participating Dealer. The Final Review Office will in turn, by noon of the next business day following receipt by the Final Review Office, transmit such Subscription

Agreements and Subscription Payments for deposit to the Escrow Agent.  Notwithstanding the foregoing, with respect to any Offered Shares to be purchased by a custodial account, a Participating Dealer shall cause the custodian of such account to deliver a completed Subscription Agreement and Subscription Payment for such account directly for deposit to the Escrow Agent.

14.  Suitability and Privacy Laws

14.1                        The Dealer Manager will offer Offered Shares, and in its agreements with Participating Dealers will require that the Participating Dealers offer Offered Shares, only to those investors who meet applicable suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent by the Fund and will only make offers to persons in the jurisdictions in which it is advised in writing that the Offered Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the Offered Shares for sale in any jurisdiction (or the exemption therefrom), the Dealer Manager represents, warrants and covenants that it will not offer Offered Shares and will not permit any of its registered representatives to offer Offered Shares in any jurisdiction unless both the Dealer Manager and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Offered Shares, the Dealer Manager will comply, and in its agreements with Participating Dealers the Dealer Manager will require that the Participating Dealers comply, with all applicable laws, including the FINRA Rules and all other applicable rules and regulations relating to suitability of investors.

14.2                        The Dealer Manager agrees, and in its agreements with Participating Dealers the Dealer Manager will require that the Participating Dealers to agree, (a) to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and Regulation S-P, (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time; (b) to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (c) to determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.  In the event the Dealer Manager uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, the Dealer Manager will consult the List to determine whether the affected customer has exercised his or her opt-out rights. The Dealer Manager understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

15.  Notices

Any notice, approval, request, authorization, direction or other communication under this Agreement shall be deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service, or (c) on the fifth business day after deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, in each case to the intended recipient at the address set forth below:

(1) If to the Fund:	Triloma EIG Global Energy Fund 201 N. New York Ave. Suite 250

Winter Park, Florida 32789
Attn: Eric Nadeau Telephone: (407) 636-3800
Email: enadeau@triloma.com

(2) If to the Dealer Manager:	Triloma Securities 201 N. New York Ave. Suite 250 Winter Park, Florida 32789
Attn: Nathan Headrick Telephone: (407) 636-6409
Email: nheadrick@triloma.com

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section.

16.  Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Dealer Manager Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

COMPANY:

Triloma EIG Global Energy Fund

By:
Name:	Deryck A. Harmer
Title:	Chief Executive Officer

DEALER MANAGER:

Triloma Securities, LLC

By:
Name:	Nathan P. Headrick
Title:	President

Exhibit A — Form of Participating Dealer Agreement